Exhibit 5.1

ANTHONY L.G., PLLC

laura aNTHONy, esq

JOHN CACOMANOLIS, ESQ*

CHAD FRIEND, ESQ, LLM

SVETLANA ROVENSKAYA, ESQ**

OF COUNSEL:

Jessica Haggard, esq. ***

MICHAEL R. GEROE, ESQ, CIPP/US****

CRAIG D. LINDER, ESQ*****

PETER P. LINDLEY, ESQ, CPA, MBA

john lowy, esq.******

STUART REED, ESQ

LAZARUS ROTHSTEIN, ESQ.

Harris Tulchin, Esq. *******

www.ANTHONYPLLC.com WWW.SECURITIESLAWBLOG.COM WWW.LAWCAST.COM DIRECT E-MAIL: LANTHONY@ANTHONYPLLC.COM

*licensed in FL and NY

**licensed in NY and NJ

***licensed in Missouri

****licensed in CA, DC, MO and NY

*****licensed in CA, FL and NY

******licensed in NY and NJ

*******licensed in CA and HI (inactive in HI)

December 27, 2023

Digital Brands Group, Inc.

1400 Lavaca Street

Austin, TX 78701

Gentlemen:

We have acted as counsel to Digital Brands Group, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of shares of the Company’s common stock, $0.0001 par value per share, having an aggregate offering price of up to $1,806,937 (the “Shares”), pursuant to the At The Market Offering Agreement, dated December 27, 2023, between the Company and H.C. Wainwright & Co., LLC, as sales agent (the “ATM Agreement”). The offer and sale of the Shares are being registered under the Securities Act pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-266486), as amended, which was filed with the Securities and Exchange Commission on August 3, 2022 and declared effective on September 9, 2022 (the “Registration Statement”).

We have reviewed the ATM Agreement, the Registration Statement, and the prospectus, as supplemented by a prospectus supplement dated December 27, 2023, with respect to the offer and sale of the Shares, as filed with the Securities and Exchange Commission on December 27, 2023. We have also reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

1700 PALM BEACH LAKES BLVD, SUITE 820 • WEST PALM BEACH, FLORIDA • 33401 • PHONE: 561-514-0936 • FAX 561-514-0832

December 27, 2023

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, and when issued and sold by the Company pursuant to the terms of the ATM Agreement and upon receipt by the Company of full payment therefor in accordance with the ATM Agreement, will be validly issued, fully paid and non-assessable.

Our opinion is expressed only with respect to the applicable statutory provisions of the Delaware General Corporations Law, including interpretations thereof in published decisions of the Delaware courts and applicable provisions of the Delaware Constitution. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated the date hereof related to the offering of the Shares. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus supplement constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely yours,

/s/ Laura E. Anthony
Laura E. Anthony,
For the Firm

625 N. FLAGLER DRIVE, SUITE 600 • WEST PALM BEACH, FLORIDA • 33401 • PHONE: 561-514-0936 • FAX 561-514-0832